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                                                                    EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT

                                  JULY 14, 2004

      The parties to this Employment Agreement (this "Agreement") are Wesco International, Inc., a Delaware corporation (the "Company"), and John Engel (the "Executive"). The parties wish to provide for the employment of the Executive as Senior Vice President and Chief Operating Officer of the Company as of the date first above written (the "Effective Date").

      Accordingly, the parties, intending to be legally bound, agree as follows:

1. Position and Duties.

      1.1. Titles; Reporting; Duties. During the Employment Term (as defined in
Section 2), the Company shall employ the Executive and the Executive shall serve the Company as its Senior Vice President and Chief Operating Officer on an at-will basis. As Senior Vice President and Chief Operating Officer of the Company, the Executive shall report to and otherwise shall be subject to the direction and control of the Chief Executive Officer of the Company and shall have such duties, responsibilities and authorities consistent with such position as may be assigned to him by the Chief Executive Officer from time to time. The Executive shall use his best efforts to promote the Company's interests and he shall perform his duties and responsibilities faithfully, diligently and to the best of his ability, consistent with sound business practices. The Executive may be required by the Chief Executive Officer to provide services to, or otherwise serve as an officer or director of, any direct or indirect subsidiary of the Company. The Executive shall comply with the Company's policies applicable to executive officers of the Company.

      1.2. Outside Activities. The Executive shall devote substantially all of his full working time to the business and affairs of the Company. Notwithstanding the preceding sentence, the Executive may, with the prior approval of the Chief Executive Officer, engage in such other business and charitable activities that do not violate Section 8, create a conflict of interest or the appearance of a conflict of interest with the Company or materially interfere with the performance of his obligations to the Company under this Agreement.

      1.3. Place of Employment. The Executive shall perform his duties under this Agreement at the Company's principal executive offices in Pittsburgh, Pennsylvania with the likelihood of substantial business travel. The Executive shall relocate his primary residence to Pittsburgh, Pennsylvania as soon as practicable after the Effective Date. The Company shall pay or reimburse the Executive's moving costs and related expenses in accordance with the Company's policy. During the period prior to such relocation, the Company shall pay or reimburse the Executive for his temporary housing

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costs in Pittsburgh; provided, however, that such temporary housing arrangements shall be subject to pre-approval by the Company.

2. Term of Employment. The term of the Executive's employment by the Company under this Agreement shall be for a period of two (2) years commencing on the Effective Date (the "Employment Term"). The Employment Term shall be subject to earlier termination under Section 5 or Section 6 or extension as described in the next sentence. The Employment Term shall be extended automatically for an additional year as of the first anniversary of the Effective Date and as of each subsequent annual anniversary of the Effective Date (each such anniversary is referred to herein as an "Anniversary Date") unless at least ninety (90) days prior to any such Anniversary Date either party shall have given notice to the other party that the Employment Term shall not be so extended.

3. Compensation.

      3.1. Base Salary. During the Employment Term, the Executive shall be entitled to receive a base salary ("Base Salary") at the annual rate of $450,000 for services rendered to the Company or any of its direct or indirect subsidiaries, payable semi-monthly in accordance with the Company's regular payroll practices. The Executive's Base Salary will be reviewed annually by the Compensation Committee Board of Directors of the Company (the "Board") and may be adjusted in the Compensation Committee's discretion.

      3.2. Annual Bonus Compensation. During the Employment Term, the Executive also shall be entitled to receive incentive compensation ("Bonus") in such amounts, ranging from 0% to 100% of Base Salary, and at such times as the Compensation Committee of the Board may determine in its discretion to award to him under any incentive compensation or other bonus plan or plans for senior executives of the Company as may be established by the Company from time to time (collectively, the "Executive Bonus Plan"). Such Bonus amounts shall be based upon the degree of achievement of Company earnings, sales growth and return on investment or other performance criteria established by the Compensation Committee of the Board. For any partial year (including 2004), the Bonus opportunity shall be prorated based upon the number of days worked during such year.

      3.3. Stock Option Grants.

            (a) Matching Stock Option Award. As of the effective Date, the Company shall grant to the Executive a matching stock option award to purchase a number of shares of Company Common Stock equal to two times the number of shares of Company Common Stock purchased by the Executive as a long-term investment in the open market. This stock option award, granted as of the effective date, will assume that an investment purchase of 50,000 shares of WESCO's common stock will be completed in the first twelve (12) months following the effective date. In the event that less than 50,000 shares are purchased, options equal to twice the difference will not

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vest and will be forfeited. If more than 50,000 shares are purchased within the first twelve (12) months following the effective date, a supplemental matching stock option award equal to two times the difference greater than 50,000 will be granted. These matching options shall time-vest on a ratable basis on the first, second and third annual anniversaries of the date of grant. The exercise price of the option grants shall be 100% of the fair market value of the Company's common stock as of the date of grant of the option, as determined in accordance with the Company's Long-Term Incentive Plan, and shall have a stated term of
9.75 years from the date of grant. Notwithstanding the foregoing, these options shall be subject to all of the terms and conditions of the Company's Long-Term Incentive Plan and an individual stock option agreement to be entered into by the Company and the Executive.

            (b) New Senior Executive Hire Stock Option Award. As of the Effective Date, the Company shall grant to the Executive a new senior executive hire stock option award to purchase up to 100,000 shares of Company Common Stock. The exercise price of this option shall be 100% of the fair market value of the option shares as of the Effective Date, as determined in accordance with the Company's Long-Term Incentive Plan, and shall have a stated term of 9.75 years from the date of grant. These options shall be subject to performance-vesting based on the annual achievement of a 5% corporate EBITDA margin in 2005 or a subsequent year. Notwithstanding the foregoing, this option award shall be subject to all of the terms and conditions of the Company's Long-Term Incentive Plan and an individual stock option agreement to be entered into by the Company and the Executive.

            (c) Future Stock Option Awards. Future stock option grants to the Executive shall be based upon performance and award guidelines established periodically by the Compensation Committee of the Board.

4. Expenses and Other Benefits.

      4.1. Reimbursement of Expenses. During the Employment Term, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him (in accordance with the policies and practices presently followed by the Company or as may be established by the Board for its senior executive officers) in performing services under this Agreement, provided that the Executive properly accounts for such expenses in accordance with the Company's policies.

      4.2. Employee Benefits. During the Employment Term, the Executive shall be entitled to participate in and to receive benefits as a senior executive under all of the Company's employee benefit plans, programs and arrangements available to senior executives, subject to the eligibility criteria and other terms and conditions thereof, as such plans, programs and arrangements may be duly amended, terminated, approved or adopted by the Board from time to time.

      4.3. Automobile Allowance. During the Employment Term, the Executive shall be entitled to an automobile allowance of $1,000 per month.

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5. Termination of Employment.

      5.1. Death. The Executive's employment under this Agreement shall terminate upon his death.

      5.2. Termination by the Company. The Company may terminate the Executive's employment under this Agreement with or without Cause (as defined below). For purposes of this Agreement, the Company shall have "Cause" to terminate the Executive's employment under this Agreement and may complete such termination within 30 days after the Company gives notice to the Executive that it believes it has cause to terminate his employment by reason of any of the following: (a) a material breach of this Agreement by the Executive; (b) the Executive engaging in a felony or engaging in conduct which is in the good faith judgment of the Board, applying reasonable standards of personal and professional conduct, injurious to the Company, its customers, employees, suppliers, or shareholders;
(c) the Executive's failure to timely and adequately perform his duties under the Agreement; or (d) the Executive's material breach of any manual or written policy, code or procedure of the Company.

      5.3. Termination by the Executive. The Executive may terminate his employment under this Agreement with or without Good Reason (as defined below). If such termination is with Good Reason, the Executive shall give the Company written notice, which shall identify with reasonable specificity the grounds for the Executive's resignation and provide the Company with thirty (30) days from the day such notice is given to cure the alleged grounds for resignation contained in the notice. A termination shall not be for Good Reason if such notice is given by the Executive to the Company more than sixty (60) days after the occurrence of the event that the Executive alleges is Good Reason for his termination hereunder. For purposes of this Agreement, "Good Reason" shall mean any of the following to which the Executive shall not consent in writing: (a) a reduction in the Executive's Base Salary, excluding any reduction that occurs in connection with an across-the-board reduction of the salaries of the entire senior management team; (b) a relocation of the Executive's primary place of employment to a location more than 50 miles from Pittsburgh, Pennsylvania; or
(c) any material reduction in the Executive's offices, titles, authority, duties or responsibilities.

      5.4. Date of Termination. "Date of Termination" shall mean the earlier of
(a) the date of expiration of the Employment Term (as set forth in Section 2) and (b) if the Executive's employment is terminated (i) by his death, the date of his death, or (ii) pursuant to the provisions of Section 5.2, Section 5.3 or
Section 6, as the case may be, the date on which the Executive's employment with the Company actually terminates.

6. Disability. The Executive shall be determined to be "Disabled" (and the provisions of this Section 6 shall be applicable) if the Executive is unable to perform his duties under this Agreement on essentially a full-time basis for six
(6) consecutive months by reason of a physical or mental condition (a "Disability") and, within thirty (30) days after the Company gives notice to the Executive that it intends to replace him due

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to his Disability, the Executive shall not have returned to the performance of his duties on essentially a full-time basis. Upon a determination that the Executive is Disabled, the Company may replace the Executive without breaching this Agreement.

7. Compensation of the Executive upon Termination.

      7.1. Death. If the Executive's employment under this Agreement is terminated by reason of his death, the Company shall pay to the person or persons designated by the Executive for that purpose in a notice filed with the Company, or, if no such person shall have been so designated, to his estate, the amount of (a) the Executive's accrued but unpaid Base Salary through the Date of Termination, (b) any accrued but unpaid Bonus; provided that such Bonus is determined to have been earned under the terms of the Executive Bonus Plan and provided that such Bonus shall be payable at such time as the bonuses of other senior executives are payable by the Company and (c) any other amounts that may be reimbursable by the Company to the Executive as expressly provided under this Agreement. Any amounts payable under this Section 7.1 shall be exclusive of and in addition to any payments which the Executive's widow, beneficiaries or estate may be entitled to receive pursuant to any employee benefit plan or program maintained by the Company.

      7.2. Disability. In the event of the Executive's termination by reason of Disability pursuant to Section 6, the Executive shall continue to receive his Base Salary as well as all welfare benefits (on an equivalent basis to Section 7.4(a)(v) below) through the Date of Termination; provided, however, that such Base Salary payments and continued benefits shall be offset dollar-for-dollar by the amount of any disability income payments provided to the Executive under any Company disability policy to the extent that such disability insurance was funded by the Company.

      7.3. By the Company for Cause or the Executive Without Good Reason. If the Executive's employment is terminated by the Company for Cause, or if the Executive terminates his employment other than for Good Reason, the Company shall pay to the Executive, within thirty (30) days of the Date of Termination, the amount of any accrued but unpaid Base Salary through the Date of Termination and the Company thereafter shall have no further obligation to the Executive under this Agreement, other than for payment of any amounts accrued and vested under any employee benefit plans or programs of the Company.

      7.4. By the Executive for Good Reason or the Company other than for Cause.

            (a) Severance Benefits on Non-Change in Control Termination. Subject to the provisions of Section 7.4(b) and Section 7.4(d), if prior to the occurrence of a Change in Control or more than one (1) year after the occurrence of a Change in Control the Company terminates the Executive's employment without Cause, or the Executive terminates his employment for Good Reason, then the Executive shall be entitled to the following benefits (the "Severance Benefits"):

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                  (i) the sum of his accrued but unpaid Base Salary through the
Date of Termination, that amount being payable in a single lump sum cash payment within thirty (30) days of the Date of Termination;

                  (ii) a cash amount equal to the Executive's pro rata Bonus for the fiscal year in which the Date of Termination occurs, if such Bonus is deemed earned under the Executive Bonus Plan, payable at such time as bonuses for the annual period are paid to other executive officers of the Company (such pro rata Bonus shall be based on a fraction, the numerator of which is the number of days from the first day of the fiscal year of the Company in which such termination occurs through and including the Date of Termination and the denominator of which is 365)

                  (iii) a cash amount equal to 1.5 times the Executive's Monthly Base Salary in effect at the Date of Termination that total amount being payable in monthly installments for the greater of (A) the remainder of the Employment Term or (B) eighteen (18) months following the Date of Termination.

                  (iv) the Executive shall be fully vested in his stock options except for any stock options that will remain unvested and be forfeited if their vesting is specifically conditioned on the achievement of operational and/or financial performance criteria that have not been met. Any and all vested stock options will remain excercisable for a period of 60 days following the date of termination; and

                  (v) the Company shall pay the full cost of the Executive's COBRA continuation coverage as such coverage is required to be continued under applicable law; provided, however, that, notwithstanding the foregoing, the benefits described in this Section 7.4(a)(v) may be discontinued prior to the end of the period provided in this subsection (v) to the extent, but only to the extent, that the Executive receives substantially similar benefits from a subsequent employer.

            (b) Change in Control Benefits. Subject to the provisions of Section 7.4(b) and Section 7.4(d), if within the one (1)-year period following the occurrence of a Change in Control the Company terminates the Executive's employment without Cause, or the Executive terminates his employment for Good Reason, then the Executive shall be entitled to the following Severance
Benefits:

                  (i) the sum of his accrued but unpaid Base Salary through the Date of Termination, that amount being payable in a single lump sum cash payment within thirty (30) days of the Date of Termination;

                  (ii) a cash amount equal to the Executive's pro rata Bonus for the fiscal year in which the Date of Termination occurs, if such Bonus is deemed earned under the Executive Bonus Plan, payable at such time as bonuses for the annual period are paid to other executive officers of the Company (such pro rata Bonus shall be based on a fraction, the numerator of which is the number of days from the first day of the fiscal year of the Company in which such termination occurs through and

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including the Date of Termination and the denominator of which is 365); and

                  (iii) a cash amount equal to 1.5 times the Executive's Monthly Base Salary in effect at the Date of Termination, that amount being payable in monthly installments for twenty-four (24) months following the Date of Termination;

                  (iv) the Executive shall be fully vested in his stock options, and vested stock options shall remain exercisable by the Executive for one year following the Date of Termination unless the transaction documents relating to the Change in Control provide for the earlier expiration of such stock options.

                  (v) the Company shall pay the full cost of the Executive's COBRA continuation coverage as such coverage is required to be continued under applicable law; provided, however, that, notwithstanding the foregoing, the benefits described in this Section 7.4(b)(v) may be discontinued prior to the end of the period provided in this subsection (v) to the extent, but only to the extent, that the Executive receives substantially similar benefits from a subsequent employer.

            (c) Definition of Change in Control. For purposes of this Agreement, a "Change in Control" shall have the meaning given to such term in the Company's Long-Term Incentive Plan.

            (d) Conditions to Receipt of Severance Benefits under Section
7.4(a).

                  (i) Release. As a condition to receiving any Severance Benefits to which the Executive may otherwise be entitled under Section 7.4(a) or (b), the Executive shall execute a release (the "Release"), which shall include an affirmation of the restrictive covenants set forth in Section 8 and a non-disparagement provision, in a form and substance satisfactory to the Company, of any claims, whether arising under federal, state or local statute, common law or otherwise, against the Company and its direct or indirect subsidiaries which arise or may have arisen on or before the date of the Release, other than any claims under this Agreement or any rights to indemnification from the Company and its direct or indirect subsidiaries pursuant to any provisions of the Company's (or any of its subsidiaries') articles of incorporation or by-laws or any directors and officers liability insurance policies maintained by the Company. If the Executive fails or otherwise refuses to execute a Release within a reasonable time after the Company's request to do so, the Executive shall not be entitled to any Severance Benefits, or any other benefits provided under this Agreement and the Company shall have no further obligations with respect to the payment of those benefits except as may be required by law.

                  (ii) Limitation on Benefits. If, following a termination of employment that gives the Executive a right to the payment of Severance Benefits under Section 7.4(a) or (b) the Executive violates in any material respect any of the covenants in Section 8 or as otherwise set forth in the Release, the Executive shall have no further right or claim to any payments or other benefits to which the Executive

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may otherwise be entitled under Section 7.4(a) or (b) from and after the date on which the Executive engages in such activities and the Company shall have no further obligations with respect to such payments or benefits; provided, however, that the covenants in Section 8 shall continue in full force and effect.

      7.5. Severance Benefits Not Includable for Employee Benefits Purposes. Except to the extent the terms of any applicable benefit plan, policy or program provide otherwise, any benefit programs of the Company that takes into account the Executive's income shall exclude any and all severance payments and benefits provided under this Agreement.

      7.6. Exclusive Benefits. The Severance Benefits payable under Section 7.4(a) and (b) if they become applicable under the terms of this Agreement, shall be in lieu of any other severance or similar benefits that would otherwise be payable under any other agreement, plan, program or policy of the Company.

      7.7 Certain Additional Payments by the Company.

            (a) Calculation of Gross-Up Payment. Notwithstanding anything in this Agreement to the contrary, the Company's regular outside independent public accounting firm or its regular outside law firm (the "Professional Firm") shall determine, promptly following the occurrence of a Change in Control, whether any economic benefit, payment or distribution by the Company to or for the benefit of the Executive, whether paid, payable, distributed or distributable pursuant to the terms of this Agreement or otherwise (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), (such excise tax referred to in this Agreement as the "Excise Tax"). In the event it is determined that any Payments would be subject to the Excise Tax, then the Executive shall be entitled to receive an additional payment (a "Gross-Up-Payment") in an amount such that after payment by the Executive of all applicable federal, state and local income and excise taxes, the Executive retains an amount equal to the amount he would have retained had one-half (1/2) of the Excise Tax been imposed upon the Payment; provided, however, that the foregoing gross-up provision shall not apply in the event that the Professional Firm determines that the benefits to the Executive under this Agreement on an after-tax basis (i.e., after federal, state and local income and excise taxes) if such provision is not applied would exceed the after-tax benefits to the Executive if Payments were reduced (but not below zero) such that the value of the aggregate Payments were one dollar ($1) less than the maximum amount of Payments which the Executive may receive without becoming subject to the tax imposed by Section 4999 of the Code. The initial Gross-Up Payment, if any, as determined pursuant to this Section 7.7(a), shall be paid to the Executive within thirty (30) days of the Date of Termination or, if later, within five (5) business days of the receipt of the Professional Firm's determination. With respect to all determinations made by the Professional Firm under this Section 7.7, the Professional Firm shall provide detailed supporting calculations both to the Company and the Executive within thirty (30) business days of the Date of Termination, if applicable, or such earlier time as is

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requested by the Company. All determinations by the Professional Firm under this
Agreement shall be binding upon the Company and the Executive.

            (b) Underpayment. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Firm, it is possible that Gross-Up Payments that have not been made by the Company should have been made ("Underpayment"). In the event that the Executive is required to make a payment of any Excise Tax, the Professional Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

8. Restrictive Covenants.

      8.1. Confidential Information. The Executive hereby acknowledges that in connection with his employment by the Company he will be exposed to and may obtain certain information (including, without limitation, procedures, memoranda, notes, records and customer and supplier lists whether such information has been or is made, developed or compiled by the Executive or otherwise has been or is made available to him) regarding the business and operations of the Company and its subsidiaries or affiliates. The Executive further acknowledges that such information and procedures are unique, valuable, considered trade secrets and deemed proprietary by the Company. For purposes of this Agreement, such information and procedures shall be referred to as "Confidential Information." The Executive agrees that all Confidential Information is and shall remain the property of the Company. The Executive further agrees, except as otherwise required by law and for disclosures occurring in the good faith performance of his duties for the Company, while employed by the Company hereunder and thereafter, to hold in the strictest confidence all Confidential Information, and not to, directly or indirectly, duplicate, sell, use, lease, commercialize, disclose or otherwise divulge to any person or entity any portion of the Confidential Information or use any Confidential Information for his own benefit or profit or allow any person, entity or third party, other than the Company and authorized executives of the same, to use or otherwise gain access to any Confidential Information.

      8.2. Return of Property. Upon the termination of his employment with the Company or upon the request of the Company at any time, the Executive shall promptly deliver to the Company, and shall retain no copies of, any written materials, records and documents made by the Executive or coming into his possession concerning the business or affairs of the Company or its direct or indirect subsidiaries; provided, however, that the Executive shall be permitted to retain copies of any documents or materials of a personal nature or otherwise related to the Executive's rights under this Agreement.

      8.3. Non Competition. During the Employment Term and for a period of twenty-four (24) months after the Date of Termination, the Executive shall not, unless he receives the prior written consent of the Company, directly or indirectly, own an interest in, manage, operate, join, control, lend money or render financial or other assistance to, participate in or be connected with, as an officer, employee, partner,

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stockholder, consultant or otherwise, or engage in any activity or capacity
(collectively, the "Competitive Activities") with respect to any individual, partnership, limited liability company, firm, corporation or other business organization or entity (each, a "Person"), that is engaged directly or indirectly in the distribution of electrical construction products or electrical and industrial maintenance, repair and operating supplies, or the provision of integrated supply services, or that is in competition with any of the business activities of the Company or its direct or indirect subsidiaries anywhere in the world; provided, however, that the foregoing (a) shall not apply with respect to any line-of-business in which the Company or its direct or indirect subsidiaries was not engaged on or before the Date of Termination, and (b) shall not prohibit the Executive from owning, or otherwise having an interest in, less than one percent (1%) of any publicly-owned entity or three percent (3%) of any private equity fund or similar investment fund that invests in companies engaged in the distribution of electrical construction products or electrical and industrial maintenance, repair and operating supplies, or the provision of integrated supply services, provided the Executive has no active role with respect to any investment by such fund in any Person referred to in this Section 8.3.

      8.4. Non-Solicitation. During the Employment Term and for a period of twenty-four (24) months after the Date of Termination, the Executive shall not, whether for his own account or for the account of any other Person (other than the Company or its direct or indirect subsidiaries), intentionally solicit, endeavor to entice away from the Company or its direct or indirect subsidiaries, or otherwise interfere with the relationship of the Company or its direct or indirect subsidiaries with, (a) any person who is employed by the Company or its direct or indirect subsidiaries (including any independent sales representatives or organizations), or (b) any client or customer of the Company or its direct or indirect subsidiaries.

      8.5. Assignment of Developments. If at any time or times during the Executive's employment, whether during work hours or off-duty hours, the Executive shall (either alone or with others) make, conceive, create, discover, invent or reduce to practice any Development (as defined below) that (i) relates to the business of the Company or any customer of or supplier to the Company or any of the products or services being developed, manufactured or sold by the Company or which may be used in relation therewith; or (ii) results from tasks assigned to the Executive by the Company; or (iii) results from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company, then all such Developments and the benefits thereof are and shall immediately become the sole and absolute property of the Company and its assigns, as works made for hire or otherwise. The term "Development" shall mean any invention, modification, discovery, design, development, improvement, process, software program, work of authorship, documentation, technique, know-how, trade secret or intellectual property right whatsoever or any interest therein (whether or not patentable or registerable under copyright, trademark or similar statutes or subject to analogous protection). The Executive shall promptly disclose to the Company (or any persons designated by it) each such Development. The Executive hereby assign all rights (including, but not limited to, rights to inventions, patentable subject matter, copyrights and trademarks)

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the Executive may have or may acquire in the Developments and all benefits and/or rights resulting therefrom to the Company and its assigns without further compensation and shall communicate, without cost or delay, and without disclosing to others the same, all available information relating thereto (with all necessary plans and models) to the Company.

      8.6. Injunctive Relief. The Executive acknowledges that a breach of any of the covenants contained in this Section 8 may result in material, irreparable injury to the Company for which there is no adequate remedy at law, that it shall not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat of breach, the Company shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining the Executive from engaging in activities prohibited by this Section 8 or such other relief as may be required to specifically enforce any of the covenants in this Section 8. To the extent that the Company seeks a temporary restraining order (but not a preliminary or permanent injunction), the Executive agrees that a temporary restraining order may be obtained ex parte.

      8.7. Adjustment of Covenants. The parties consider the covenants and restrictions contained in this Section 8 to be reasonable. However, if and when any such covenant or restriction is found to be void or unenforceable and would have been valid had some part of it been deleted or had its scope of application been modified, such covenant or restriction shall be deemed to have been applied with such modification as would be necessary and consistent with the intent of the parties to have made it valid, enforceable and effective.

9. Miscellaneous.

      9.1. Assignment; Successors; Binding Agreement. This Agreement may not be assigned by either party, whether by operation of law or otherwise, without the prior written consent of the other party, except that any right, title or interest of the Company arising out of this Agreement may be assigned to any corporation or entity controlling, controlled by, or under common control with the Company, or succeeding to the business and substantially all of the assets of the Company or any affiliates for which the Executive performs substantial services. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, legatees, devisees, personal representatives, successors and assigns.

      9.2. Modification and Waiver. Except as otherwise provided below, no provision of this Agreement may be modified, waived, or discharged unless such waiver, modification or discharge is duly approved by the Board and is agreed to in writing by the Executive and such officer(s) as may be specifically authorized by the Board to effect it. Notwithstanding the foregoing, in the event that the provisions of the Company's Corporate Governance Guidelines related to executive employment agreements are revised during the Employment Term, the Company may make changes to this Agreement, without the consent of the Executive, in order to conform

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this Agreement with such revised Guidelines. No waiver by any party of any breach by any other party of, or of compliance with, any term or condition of this Agreement to be performed by any other party, at any time, shall constitute a waiver of similar or dissimilar terms or conditions at that time or at any prior or subsequent time.

      9.3. Entire Agreement. This Agreement embodies the entire understanding of the parties hereof, and supersedes all other oral or written agreements or understandings between them regarding the subject matter hereof. No agreement or representation, oral or otherwise, express or implied, with respect to the subject matter of this Agreement, has been made by either party which is not set forth expressly in this Agreement.

      9.4. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Pennsylvania other than the conflict of laws provision thereof.

      9.5. Consent to Jurisdiction and Service of Process.

            (a) Disputes Other Than Those Under Section 8. In the event of any dispute relating to this Agreement, other than a dispute relating solely to
Section 8, the parties shall use their best efforts to settle the dispute, claim, question, or disagreement. To this effect, they shall consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to both parties. If such a dispute cannot be settled through negotiation, the parties agree first to try in good faith to settle the dispute by mediation administered by the American Arbitration Association under its Commercial Mediation Rules before resorting to arbitration, litigation, or some other dispute resolution procedure. If the parties do not reach such solution through negotiation or mediation within a period of sixty (60) days, then, upon notice by either party to the other, all disputes, claims, questions, or differences shall be finally settled by arbitration administered by the American Arbitration Association in accordance with the provisions of its Commercial Arbitration Rules. The arbitrator shall be selected by agreement of the parties or, if they do not agree on an arbitrator within thirty (30) days after either party has notified the other of his or its desire to have the question settled by arbitration, then the arbitrator shall be selected pursuant to the procedures of the American Arbitration Association (the "AAA") in Pittsburgh, Pennsylvania. The determination reached in such arbitration shall be final and binding on all parties. Enforcement of the determination by such arbitrator may be sought in any court of competent jurisdiction. Unless otherwise agreed by the parties, any such arbitration shall take place in Pittsburgh, Pennsylvania, and shall be conducted in accordance with the Commercial Arbitration Rules of the AAA.

            (b) Disputes Under Section 8. In the event of any dispute, controversy or claim between the Company and the Executive arising out of or relating to the interpretation, application or enforcement of the provisions of
Section 8, the Company and the Executive agree and consent to the personal jurisdiction of the County Courts

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

in Allegheny County, Pennsylvania and/or the United States District Court for the Western District of Pennsylvania for resolution of the dispute, controversy or claim, and that those courts, and only those courts, shall have exclusive jurisdiction to determine any dispute, controversy or claim related to, arising under or in connection with Section 8 of this Agreement. The Company and the Executive also agree that those courts are convenient forums for the parties to any such dispute, controversy or claim and for any potential witnesses and that process issued out of any such court or in accordance with the rules of practice of that court may be served by mail or other forms of substituted service to the Company at the address of its principal executive offices and to the Executive at his last known address as reflected in the Company's records.

      9.6. Withholding of Taxes. The Company shall withhold from any amounts payable under the Agreement all federal, state, local or other taxes as legally shall be required to be withheld.

      9.7. Notice. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand, mailed within the continental United States by first class certified mail, return receipt requested, postage prepaid or sent via a nationally-recognized overnight courier or by facsimile transmission, addressed as follows:

            (a)  to the Company, to:

                 Wesco International, Inc.
                 Suite 700
                 225 West Station Square Drive
                 Pittsburgh, PA  15219
                 Attention:________________________

            (b)  to the Executive, to:

                 John Engel

                 ___________________________________
                 ___________________________________

Addresses may be changed by written notice sent to the other party at the last recorded address of that party.

      9.8. Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

      9.9. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

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

      9.10. Headings. The headings used in this Agreement are for convenience only, do not constitute a part of the Agreement, and shall not be deemed to limit, characterize, or affect in any way the provisions of the Agreement, and all provisions of the Agreement shall be construed as if no headings had been used in the Agreement.

      9.11. Construction. As used in this Agreement, unless the context otherwise requires: (a) the terms defined herein shall have the meanings set forth herein for all purposes; (b) references to "Section" are to a section hereof; (c) "include," "includes" and "including" are deemed to be followed by "without limitation" whether or not they are in fact followed by such words or words of like import; (d) "writing," "written" and comparable terms refer to printing, typing, lithography and other means of reproducing words in a visible form; (e) "hereof," "herein," "hereunder" and comparable terms refer to the entirety of this Agreement and not to any particular section or other subdivision hereof or attachment hereto; (f) references to any gender include references to all genders; and (g) references to any agreement or other instrument or statute or regulation are referred to as amended or supplemented from time to time (and, in the case of a statute or regulation, to any successor provision).

      IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date and year first above written.

                                    WESCO INTERNATIONAL, INC

                                    By:________________________________________

                                    Title:_____________________________________

                                    EXECUTIVE
                                    ___________________________________________
                                                John Engel

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